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                                                                   Exhibit 10.43


                                                             _____________, 1997


Dear

This letter ("Letter") sets forth the terms of the grant by Galileo International, Inc. (the "Company") to you of phantom shares ("Phantom Shares") relating to shares of the Company's Common Stock, par value $0.01 per share ("Common Stock").

1. Grant of Phantom Shares. Pursuant to the terms of this Letter, you are hereby granted in exchange for awards granted but not yet paid to you ("Old Awards") under the Company's Long Term Incentive Plan (the "Plan"), effective as of ______, 1997 (the "Date of Issuance"), the number of Phantom Shares set forth on Exhibit A attached hereto, divided among the 1995 Award, the 1996 Award and the 1997 Award (the "Grant"). Each Phantom Share shall represent an unsecured contractual right to receive, on the relevant date set forth below, cash in an amount equal to the Fair Market Value of the Phantom Share as of such date. By signing this Letter, you hereby waive all of your rights and claims under and with respect to the Plan and the Old Awards.

2. Payment of the Value of Phantom Shares. On March 31, 1998, the Company or one of its subsidiaries (the Company and its subsidiaries being hereinafter referred to as the "Corporation") shall pay you the Fair Market Value of (i) all of the unpaid Phantom Shares comprising your 1995 Award, (ii) one half the unpaid Phantom Shares comprising your 1996 Award, and (iii) one third of the unpaid Phantom Shares comprising your 1997 Award. On March 31, 1999 the Corporation shall pay you the Fair Market Value of (i) all of the unpaid Phantom Shares remaining in your 1996 Award and (ii) one half of the Phantom Shares remaining in your 1997 Award. On March 31, 2000 the Corporation shall pay you the Fair Market Value of all of the Phantom Shares remaining in your 1997 Award. Notwithstanding the above, you may defer any payment by electing to defer such payment by submitting a completed deferral form to the Board prior to the year in which the payment is scheduled to be made. Notwithstanding anything in this Letter to the contrary, the Board of Directors of the Company (the "Board"), in its sole discretion, may accelerate the payment date with respect to any or all Phantom Shares and pay you the Fair Market Value of such shares as of such accelerated payment date.
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3.       Dividend Equivalents. The Corporation shall establish a notional bookkeeping account in your name (the "Dividend Equivalent Account"). Each time a dividend is declared and paid on the Common Stock, your Dividend Equivalent Account will be credited, effective as of the relevant dividend payment date, with an amount equal to the dividend payable on a share of Common Stock multiplied by the number of Phantom Shares in the Grant at that time. The balance of your Dividend Equivalent Account shall become payable to you in cash on the same date the Phantom Shares with respect to which the Dividend Equivalents were earned are paid to you.

         Determination of Fair Market Value. As used herein, "Fair Market Value" means the value of Common Stock determined as follows:

                   (a) If the Common Stock is listed on any established stock exchange or a national market system (including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System), its Fair Market Value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the exchange with the greatest volume of trading in the Common Stock) for the last market trading day prior to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

                  (b) If the Common Stock is regularly quoted on the NASDAQ System (but not on the National Market System) or quoted by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock for the last day on which there are quoted prices prior to the time of determination.

                  (c) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

5. Termination of Employment. In the event that your employment with the Corporation terminates on or after the date hereof for any reason other than your retirement pursuant to the terms of the Company's retirement policy, death or disability (as defined in the Company's Long Term Disability Plan), or the Company's elimination of your position for reasons unrelated to your performance, all of your unpaid Phantom Shares and Dividend Equivalents shall be forfeited.

6. Effect of Certain Transactions. In the event of a Change in Control (as hereinafter defined), the Change in Control Price of each Phantom Share held by you shall automatically be paid to you in cash. As used in this
         Section 6(a), a "Change of Control" shall be deemed to have occurred if:
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                  (a) any "person" or "group" (within the meaning of Sections
         13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of the Airline Shareholders (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33-1/3% of the then outstanding voting stock of the Company (49% of the then outstanding voting stock of the Company if such person or group includes any of the Airline Shareholders);

                  (b) the shareholders of the Company and a majority of the non-employee directors of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66-2/3% of the combined voting power of the voting securities of the Company, such surviving entity or the parent of such surviving entity outstanding immediately after such merger or consolidation;

                  (c) the shareholders of the Company approve a plan of reorganization (other than a reorganization or liquidation under the United States Bankruptcy Code or complete liquidation of the Company) or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

                  (d) during any period of two consecutive years (beginning on or after the Date of Issuance), individuals who at the beginning of such period constitute the Board and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved no longer constitute a majority of the Board;

provided, however, that a Change in Control shall not be deemed to have occurred in the event of

                  (i) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company if such sale or conveyance does not materially affect the beneficial ownership of the Company's capital stock; or
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                                                              EXHIBIT 10.43

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                  (ii) any transaction undertaken for the purpose of
         reincorporating the Company under the laws of another jurisdiction, if such sale or conveyance does not materially affect the beneficial ownership of the Company's capital stock.

         As used in this Section 6, Change in Control Price means, as determined by the Board, (i) the Fair Market Value on the close of the day immediately preceding the date of determination of the Change in Control Price by the Board, or (ii) the highest price paid, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-day period immediately preceding the date of determination of the Change in Control Price, as determined by the Board.

         For the purposes of this letter, Airline Shareholders means any of United Airlines, USA Airways or KLM Royal Dutch Airlines.

         If the Board shall receive an opinion from a nationally recognized firm of accountants to the Company that the cash-out provisions in this
         Section 6 with respect to the payment of Phantom Shares in cash by the Company in accordance with this Section 6 will prohibit the utilization of "pooling of interests" accounting in connection with the transaction resulting in the Change in Control of the Company, then the following shall apply, but only to the extent necessary to permit such accounting treatment, the Phantom Shares shall be settled in shares of Common Stock on the date that such opinion is received by the Board.

7. Restrictions on Transfer. No Phantom Share granted hereunder shall be sold transferred, assigned, pledged or otherwise encumbered or deposed of, and no right or interest of your Phantom Shares, shall be subject to any lien, obligation, liability or other such encumbrance of the Participant, except by will or the laws of descent and distribution.

8. Stockholder Rights. The Grant shall not confer on you any rights as a stockholder of the Company.

9. Contractual Obligation. The obligations of the Corporation to make payments and transfers hereunder shall be contractual only, and all such payments shall be made from the general assets of the Corporation. You, your beneficiary and any other person or persons having or claiming a right to payments hereunder shall rely solely on the unsecured promise of the Corporation, and nothing herein shall be construed to give you, your beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Corporation or in which it may have any right, title or interest now or in the future. Your rights to payment with respect to your Phantom Shares and Dividend Equivalents shall be no greater than those of the Corporation's unsecured, subordinated creditors. In the event of the bankruptcy or the voluntary liquidation of the Company, your distribution shall in no event be greater than the distribution to the holders of shares of Common Stock.

10. Withholding. No later than the date as of which an amount first becomes includable in your gross income for applicable income tax purposes with respect to any award under this Letter, you shall pay to the Company or make arrangements satisfactory to the
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         Company regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Letter shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to you.

11. No Rights to Continued Employment. Nothing in this Letter shall give you any right to continued employment with the Corporation, as the case may be, or interfere in any way with the right of the Corporation to terminate the employment of any of its employees at any time, with or without cause.

         Authority of the Company and Shareholders. The existence of this Letter and the awards granted hereunder shall not affect or restrict in any way the right or power of the Corporation or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Corporation, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13. Applicable Law. Except as to matter of federal law, this Letter and all actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of law principles.
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14.      Miscellaneous. This Letter and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersede all prior agreements relating to the subject matter hereof.


                                                     GALILEO INTERNATIONAL, INC.



                                                     [          ]



__________________________________
[Participant]
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                                    EXHIBIT A



1995 Award
Number of Phantom Shares


_____________________________


1996 Award
Number of Phantom Shares


_____________________________


1997 Award
Number of Phantom Shares


_____________________________